UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2014

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34115	04-3387074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (978) 614-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Dolan Employment Agreement.  On January 2, 2014, Sonus Networks, Inc. (the “Company”) and Raymond P. Dolan, the Company’s President and Chief Executive Officer, executed a letter agreement (the “Dolan Amendment”), amending the terms and conditions of Mr. Dolan’s employment as set forth in the October 8, 2010 letter (as previously amended by the letters dated February 14, 2011, August 7, 2012, February 15, 2013, and March 28, 2013, collectively, the “Dolan Agreement”).

Under the terms of the Dolan Amendment, Mr. Dolan elected to accept shares of restricted stock (the “2014 Dolan Salary Shares”) in lieu of base salary for the period from January 1, 2014 through December 31, 2014.  In accordance with the terms of the Dolan Amendment, on January 2, 2014, the Company granted Mr. Dolan 243,507 shares of restricted stock, such number of shares calculated by dividing 1.5 times his base salary for the period from January 1, 2014 through December 31, 2014 by $3.08, the closing price of the Company’s common stock on the grant date.  The 2014 Dolan Salary Shares will vest on December 31, 2014.  If Mr. Dolan’s employment is terminated by Mr. Dolan with Good Reason (as defined in the Dolan Agreement) or by the Company without Cause (as defined in the Dolan Agreement) before December 31, 2014, a pro rata portion of the 2014 Dolan Salary Shares will vest on the date of such termination.  If Mr. Dolan terminates his employment without Good Reason or his employment is terminated by the Company for Cause before December 31, 2014, he will forfeit the 2014 Dolan Salary Shares.  Additionally, for the 2014 fiscal year during which Mr. Dolan is employed by the Company, the Company will pay Mr. Dolan’s share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance.

The foregoing summary is qualified in its entirety by reference to the Dolan Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Common Stock to be Issued in Lieu of 2014 Annual Cash Bonus Program. Also on January 2, 2014, the Company and each of Mr. Dolan; Mark Greenquist, the Company’s Chief Financial Officer; Todd Abbott, the Company’s Executive Vice President of Strategy and Go-to-Market; and Anthony Scarfo, the Company’s Executive Vice President of Technology and Business Development (collectively, the “Named Executive Officers”), executed a letter agreement (each, an “Agreement” and collectively, the “Agreements”).

Under the terms of the Agreements, the Named Executive Officers were given the choice to receive all or half of their fiscal year 2014 bonuses (“2014 Bonus”), if any are earned, in the form of shares of the Company’s common stock (the “2014 Bonus Shares”).  Each Named Executive Officer also could have elected not to participate in this program and to earn his 2014 Bonus, if any, in the form of cash.  The amount of the 2014 Bonus, if any, for each Named Executive Officer shall be determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company in its sole discretion subject to the terms of the Senior Management Cash Incentive Plan.  If a Named Executive Officer elects to receive his 2014 Bonus entirely in the form of shares of the Company’s common stock, the number of 2014 Bonus Shares granted will equal 1.5 times that Named Executive Officer’s actual 2014 Bonus earned, if any, divided by the closing price of the Company’s common stock on January 2, 2014.  If the Named Executive Officer elects to receive one-half of his 2014 Bonus in the form of shares of common stock and the other half in the form of cash, (i) the number of 2014 Bonus Shares granted will be one-half the amount described in the preceding sentence; and (ii) he will receive 50% of his 2014 Bonus in cash on a date concurrent with the timing of normal 2014 bonus payouts.  The 2014 Bonus Shares (if any are granted) will be granted on a date concurrent with the timing of normal 2014 bonus payouts and will be fully vested as of such grant date.  The Company will offset the number of shares necessary to pay withholding taxes and deposit the balance of the 2014 Bonus Shares in each Named Executive Officer’s account.  Each Named Executive Officer agreed not to sell or otherwise dispose of the 2014 Bonus Shares until the first anniversary of the grant date.  This contractual holding period may be waived by the Compensation Committee in its sole discretion, upon the Named Executive Officer’s death or disability or upon a showing of undue hardship.  The Named Executive Officer must be employed on the grant date for the 2014 Bonus Shares (if any are granted) to be eligible to receive such shares.

The Agreements also state that the Compensation Committee retains the right, in its sole discretion, to pay each Named Executive Officer’s 2014 Bonus in cash as opposed to payment in 2014 Bonus Shares.  If the Company is the subject of an acquisition or change of control prior to the grant date, and if the Compensation Committee of the Company or its successor elects to pay the 2014 Bonus, if any, in cash, such cash payment will equal the economic equivalent of the 2014 Bonus Shares that otherwise would have been received, so that the intent of this election is preserved.

The Agreements only apply to the fiscal year 2014 Bonus.

The foregoing summary is qualified in its entirety by reference to the Agreements, in the form attached hereto as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Amendment to Employment Agreement between Sonus Networks, Inc. and Raymond P. Dolan, accepted January 2, 2014.

10.2                        Form of Letter Agreement between Sonus Networks, Inc. and each of Raymond P. Dolan, Mark Greenquist, Todd Abbott, and Anthony Scarfo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2014	SONUS NETWORKS, INC.

By:
/s/ Jeffrey M. Snider
Jeffrey M. Snider
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

Exhibit Index

10.1                        Amendment to Employment Agreement between Sonus Networks, Inc. and Raymond P. Dolan, accepted January 2, 2014.

10.2                        Form of Letter Agreement between Sonus Networks, Inc. and each of Raymond P. Dolan, Mark Greenquist, Todd Abbott, and Anthony Scarfo.